Exhibit 10.6(b)
June 9, 2009
Cantab Capital Partners LLP
Daedalus House, Staton Rd.
Cambridge CB1 2RE
UK
Attention: Mr. Christopher Pugh

Re:	Management Agreement Renewals
Dear Mr. Pugh:
We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the “Management Agreements”). We are extending the term of the Management Agreements through June 30, 2010 and all other provisions of the Management Agreements will remain unchanged.
•	CTA Capital LLC

•	Citigroup Emerging CTA Portfolio L.P.
Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Ms. Jennifer Magro at the address above or fax 212-793-1986. If you have any questions I can be reached at 212-559-5046.
Very truly yours,

CITIGROUP MANAGED FUTURES LLC

By:	/s/ Jennifer Magro
Jennifer Magro
Chief Financial Officer & Director

CANTAB CAPITAL PARTNERS LLP

By:	/s/ C. Pugh
Print Name: C. Pugh

JM/sr